Exhibit 99.1
KENT KRESA ELECTED NON-EXECUTIVE CHAIRMAN
OF AVERY DENNISON AS
PHILIP M. NEAL RETIRES
     PASADENA, Calif. — December 2, 2005 — Avery Dennison Corporation (NYSE:AVY) announced that its board of directors has elected Kent Kresa as non-executive chairman, effective today. As part of this planned transition of executive leadership, Philip M. Neal, chairman and former chief executive officer of Avery Dennison, is retiring from the Company and its board of directors, also effective today. Dean A. Scarborough continues in the position of president and chief executive officer, which he assumed on May 1, 2005.
     Kresa has served on the Avery Dennison board of directors since February 1, 1999, and has been a member of the audit, finance, strategic planning and ethics and conflict of interest committees. Kresa is chairman emeritus of Northrop Grumman Corporation, where he served as chairman and chief executive officer from 1990 until his retirement in 2003, after 28 years with the company. He also serves on the board of directors of Fluor Corporation, General Motors Corporation and MannKind Corporation.
     “Kent brings unique capabilities to his role as chairman of the Avery Dennison board of directors,” said Scarborough. “His insight and expertise as a former chairman and chief executive officer of a highly successful Fortune 100 manufacturing company and his years of experience on several prominent corporate boards, as well as his deep knowledge of Avery Dennison as a board member for nearly seven years, provide an ideal background for leading the Company’s board as chairman. I appreciate being able to draw upon his extraordinary capabilities as a business executive and board leader.”
     “I am pleased to succeed Phil Neal, who has long stated his intention to retire from the Company when he reached the age of 65,” said Kresa. “I look forward to continuing to work with the board of directors and Dean Scarborough.”
     “As chairman and chief executive officer, Phil has led efforts to focus the Company’s culture on sales growth and productivity improvement. He leaves behind a strong Company with great prospects for the future,” said Kresa. “On behalf of the board and everyone at Avery Dennison, we thank him for his valuable contributions over the course of nearly 32 years with the Company.”
     Neal was elected president and chief operating officer in 1990, became chief executive officer in 1998, and two years later, was elected to the additional position of chairman. Under Neal’s direction, the Company significantly expanded its presence in emerging markets, particularly Asia. He was responsible for the successful execution and integration of several strategic acquisitions, as well as the launch of Avery Dennison’s newly formed RFID (radio frequency identification) business.

     Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a Fortune 500 company with 2004 sales of $5.3 billion. Avery Dennison employs more than 21,000 individuals in 47 countries worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.
     Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.